     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1997

                                                    REGISTRATION NO. 333-04715

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ACCUMED INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                     36-4054899
              --------                                     ----------
   (STATE OF OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                        900 N. FRANKLIN STREET, SUITE 401
                             CHICAGO, ILLINOIS 60610
                                 (312) 642-9200
--------------------------------------------------------------------------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PETER P. GOMBRICH
                             CHIEF EXECUTIVE OFFICER
                           ACCUMED INTERNATIONAL, INC.
                        900 N. FRANKLIN STREET, SUITE 401
                             CHICAGO, ILLINOIS 60610
                                 (312) 642-9200
--------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                                    COPY TO:
                             JOYCE L. WALLACH, ESQ.
                           ACCUMED INTERNATIONAL, INC.
                        900 N. FRANKLIN STREET, SUITE 401
                             CHICAGO, ILLINOIS 60610
                                 (312) 642-9200
                               FAX (312) 642-3101


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


       THIS POST-EFFECTIVE AMENDMENT RELATES SOLELY TO THE CORRECTION OF A TYPOGRAPHICAL ERROR CONTAINED ON PAGE 21.

PROSPECTUS
                                9,767,774 SHARES
                           ACCUMED INTERNATIONAL, INC.

                                  COMMON STOCK

      This Prospectus relates to 9,767,774 (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of AccuMed International, Inc. (the "Company" or "AccuMed") of which 1,946,174 shares (the "Underlying Shares") are underlying Common Stock Purchase Warrants (the "Warrants") or stock options (the "Stock Options"). The Company will not receive any of the proceeds from any sales of the Shares, but will receive aggregate gross proceeds if all of the Warrants and Stock Options are exercised to acquire the Warrant Shares for cash at their respective current exercises prices. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the terms of the Warrants and Warrant Agreements and several registration rights agreements between the Company and holders of the Warrants and Shares, respectively. (Holders of Warrants, Stock Options and Shares are collectively referred to as the "Selling Securityholders.") See "Selling Securityholders."
      The Shares of Common Stock may be offered and sold from time to time by the Selling Securityholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices (this "Offering"). See "Risk Factors," "Selling Securityholders" and "Plan of Distribution."

      The closing price for the Common Stock on December 16, 1996, as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), was $3.06 per share.

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

                               ------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No underwriting commissions or discounts will be paid by the Company in connection with this Offering. Estimated expenses payable by the Company in connection with this Offering are approximately $70,000.


              This date of this Prospectus is December 31, 1996.

shares of Common Stock that were issued in connection with the Merger will become available for immediate sale in the public market on June 30, 1997 upon the expiration of certain restrictions placed on such shares in connection with the Merger (including 380,649 of such shares currently subject to forfeiture). The directors, executive officers and certain securityholders of the Company, who hold in the aggregate 8,242,276 of the remaining outstanding shares have entered into "lock-up" agreements with Vector Securities International, Inc. and Tucker Anthony Incorporated, as representatives of the Underwriters (the "Representatives") in the public offering of Common Stock effective October 3, 1996 (the "Public Offering"). In accordance with such lock-up agreements, an aggregate of 1,584,004 shares of Common Stock will become available for immediate sale in the public market commencing 91 days after the date of the Public Offering, 1,583,997 shares will become available for immediate sale in the public market commencing 181 days after the date of the Public Offering and 5,074,275 shares (including 560,306 of such shares currently subject to forfeiture) will become available for immediate sale in the public market commencing 271 days after the date of the Public Offering, subject in the case of certain holders to the limitations applicable to affiliates pursuant to Rule 144, and, with respect to 116,000 shares, release from escrow. The remaining 69,308 shares were issued in August 1996 and are restricted securities under Rule 144 and may not be sold unless registered or pursuant to an applicable exemption from registration. Holders of approximately 1,387,500 of the outstanding warrants have entered into lock-up agreements with the Representatives restricting the sale of shares underlying such warrants in the public market for a period of 60 days from the date of the Public Offering. Holders of an additional 2,595,808 of the outstanding warrants have entered into lock-up agreements restricting the sale of such warrants and the shares underlying such warrants for a period of 90 days with respect to 865,270 warrants, 180 days with respect to 865,269 warrants and 270 days with respect to 865,269 warrants. The Company has registered the issuance of 2,190,492 shares of Common Stock issuable upon the exercise of options currently outstanding or available to be granted pursuant to the Company's stock option plans. Such shares are available for immediate sale in the public market upon exercise of the options, subject in the case of certain holders to the limitations applicable to affiliates pursuant to Rule 144 and, in the case of 500,000 shares, stockholder approval of an amendment increasing the authorized shares available under the 1995 Stock Option Plan. Holders of approximately 756,700 of such options have executed lock-up agreements with the Representatives restricting the sale of such shares in the public market for a period of 90 days with respect to 185,567 option shares, 180 days with respect to 185,567 option shares and 270 days with respect to 385,566 option shares, in each case, following the date of the Public Offering. The Company has also agreed that it will not, without the prior written consent of the Representatives, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days following the date of the Public Offering other than pursuant to existing stock option plans or upon the exercise of outstanding warrants. The Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. The Registration Statement of which this Prospectus forms a part covers the resale of 9,767,774 shares of Common Stock (including shares of Common Stock underlying the Stock Options and Warrants), of which approximately 6,900,000 of such shares (including shares underlying the Stock Options and Warrants) are subject to the lock-up agreements described above. Following the expiration of the applicable lock-up periods, such shares will be available for immediate sale in the public market without limitation.


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares of Common Stock by the Selling Securityholders. If the holders exercise the Warrants and Stock Options for cash to acquire all the Underlying Shares, the Company will

      NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                             ---------------------


                                9,767,774 SHARES




                         ACCUMED INTERNATIONAL, INC.



                                 COMMON STOCK






                                  PROSPECTUS








                               DECEMBER 31, 1996

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

 4.12 Form of Warrant Agreement dated March 14, 1996 between the Company and certain of the Selling Securityholders, including form of Warrant Certificate evidencing right to purchase Common Stock at $3.87 per share (previously filed with this Registration Statement on May 30, 1996).

4.13 Form of Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and each of the following Selling Securityholders:
            Michael Falk, Clarion Capital Corp., The P.L. Thomas Group, Inc., Gallagher Investment Corp., American Equities Overseas, Inc., Fred Kassner, Philip L. Thomas, Vincent LaBarbara, Robert Priddy, Ann F. Gallagher, Christopher C. Gallagher, Daniel R. Lee, Jo-Bar Enterprises LLC, J.A. Cardwell, Richard Friedman, Michael Burke, G&G Diagnostics LP I, Leonard M. Schiller, John Abeles, Andrew B. Hart, Northlea Partners Ltd., Hamilton T. Bailey, Alan Hammerman, James A. Cardwell, Jr., Charles Potter, Sheila Y. Schiller, Suzanne Schiller, William R. and Barbara J. Schoen, John Luck, Frederick J. Oswald, Richard A. Voell, and Wertheimer Partnership (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.14 Lock-up Letter dated August 21, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Commonwealth Associates (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.15 Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Hultquist Capital LLC (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.16 Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Peter P. Gombrich, and Gwenda Gombrich as Custodian for Lucas Klein and Megan Klein (previously filed with
            Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).


 5.1 Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby (previously filed with this Registration Statement on May 30, 1996).

23.1 Consent of Graham & James LLP (contained in Exhibit 5.1 previously filed with this Registration Statement on May 30, 1996).

23.2        Consent of Coopers & Lybrand LLP.

23.3        Consent of Coopers & Lybrand (UK).

23.4        Consent of KPMG Peat Marwick LLP.

24.1 Powers of Attorney (contained in the signature page to the Registration Statement, page II-5 previously filed on May 30, 1996).


ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 11, 1997.



                                          ACCUMED INTERNATIONAL, INC.

                                          By:   /s/ PETER P. GOMBRICH
                                             ----------------------------
                                                Peter P. Gombrich,
                                                Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


 Signature Title Date

  /s/ PETER P. GOMBRICH       Chairman of the Board,           March 11, 1997
------------------------      Chief Executive Officer, and
(Peter P. Gombrich)           President (Principal Executive
                              Officer)


  /s/ LEONARD R. PRANGE       Corporate Vice President and     March 11, 1997
------------------------      Chief Financial Officer
(Leonard R. Prange)           (Principal Financial and
                              Accounting Officer)


  /s/ JOHN H. ABELES*         Director                         March 11, 1997
------------------------
(John H. Abeles)

------------------------      Director                         ________, 1997

(Harold S. Blue)

  /s/ JACK HALPERIN*          Director                         March 11, 1997
------------------------
(Jack Halperin)

  /s/ PAUL F. LAVALLEE*       Director                         March 11, 1997
------------------------
(Paul F. Lavallee)

 /s/ JOSEPH PLANDOWSKI*       Director                         March 11, 1997
------------------------
(Joseph Plandowski)

 /s/ LEONARD SCHILLER*        Director                         March 11, 1997
------------------------
(Leonard Schiller)

    *By: /s/ PETER P. GOMBRICH
-----------------------------------
Peter P. Gombrich, Attorney-in-Fact

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

 4.12 Form of Warrant Agreement dated March 14, 1996 between the Company and certain of the Selling Securityholders, including form of Warrant Certificate evidencing right to purchase Common Stock at $3.87 per share (previously filed with this Registration Statement on May 30, 1996).

4.13 Form of Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and each of the following Selling Securityholders:
            Michael Falk, Clarion Capital Corp., The P.L. Thomas Group, Inc., Gallagher Investment Corp., American Equities Overseas, Inc., Fred Kassner, Philip L. Thomas, Vincent LaBarbara, Robert Priddy, Ann F. Gallagher, Christopher C. Gallagher, Daniel R. Lee, Jo-Bar Enterprises LLC, J.A. Cardwell, Richard Friedman, Michael Burke, G&G Diagnostics LP I, Leonard M. Schiller, John Abeles, Andrew B. Hart, Northlea Partners Ltd., Hamilton T. Bailey, Alan Hammerman, James A. Cardwell, Jr., Charles Potter, Sheila Y. Schiller, Suzanne Schiller, William R. and Barbara J. Schoen, John Luck, Frederick J. Oswald, Richard A. Voell, and Wertheimer Partnership (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.14 Lock-up Letter dated August 21, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Selling Securityholder Commonwealth Associates (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.15 Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Hultquist Capital LLC (previously filed with Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).

4.16 Lock-up Letter dated July 16, 1996 between Tucker Anthony Incorporated and Vector Securities as representatives of the several underwriters and Peter P. Gombrich, and Gwenda Gombrich as Custodian for Lucas Klein and Megan Klein (previously filed with
            Pre-Effective Amendment No. 2 to this Registration Statement on December 17, 1996).


 5.1 Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby (previously filed with this Registration Statement on May 30, 1996).

23.1 Consent of Graham & James LLP (contained in Exhibit 5.1 previously filed with this Registration Statement on May 30, 1996).

23.2        Consent of Coopers & Lybrand LLP.

23.3        Consent of Coopers & Lybrand (UK).

23.4        Consent of KPMG Peat Marwick LLP.

24.1 Powers of Attorney (contained in the signature page to the Registration Statement, page II-5 previously filed on May 30, 1996).

                                                                  Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Form S-3 (SEC File No. 333-04715) of our report dated September 14, 1995, on our audit of the balance sheet of Sensititre/Alamar, the Microbiology Division of AccuMed, Inc., as of December 31, 1994, and the net sales, cost of sales and selling expenses for the eight months ended December 31, 1994, and the years ended April 30, 1994 and 1993, of our report, which includes an explanatory paragraph related to substantial doubt about the ability of AccuMed, Inc. to continue as a going concern, dated September 29, 1995, on our audit of the balance sheet of AccuMed, Inc. as of December 31, 1994, and for the period from February 7, 1994 (inception) through December 31, 1994, both appearing in the registration statement on Form S-4 (SEC File No. 33-99680) of Alamar Biosciences, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as incorporated by reference in the Current Report on Form 8-K dated December 29, 1995, and of our report, which includes an explanatory paragraph related to substantial doubt about the ability of Alamar Biosciences, Inc. to continue as a going concern, dated November 19, 1995, on our audits of the financial statements of Alamar Biosciences, Inc. as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-KSB for the year ended September 30, 1995. We also consent to the reference to our firm under the caption "Experts."


/S/ COOPERS & LYBRAND LLP

Sacramento, CA
March 10, 1997

                                                                   Exhibit 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Form S-3 (SEC File No. 333-04715), of our report dated December 8, 1995, on our audit of the balance sheets of AccuMed International Limited as of December 31, 1994, April 30, 1994 and 1993, and related statements of operations and cashflows for the eight months ended December 31, 1994, and the years ended April 30, 1994 and 1993, appearing in the registration statement on form S-4 (SEC File No. 33-99680) of Alamar Biosciences, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as incorporated by reference in the current Report on form 8-K dated December 29, 1995.


/s/ COOPERS & LYBRAND


Croydon
United Kingdom
March 10, 1997

                                                                   Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AccuMed International, Inc.


We consent to incorporation by reference in the Post-effective Amendment No. 1 to the registration statement (No. 333-04715) on Form S-3 of AccuMed International, Inc. of our report dated April 5, 1996, relating to the consolidated balance sheet of AccuMed International, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1995, which report appears in the December 31, 1995 transition report on Form 10-KSB of AccuMed International, Inc.

/S/ KPMG PEAT MARWICK LLP


Chicago, Illinois
March 10, 1997